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                                                                  EXHIBIT - 11.1
EDGE PETROLEUM CORPORATION

COMPUTATION OF EARNINGS PER SHARE
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                                                                           Three Months Ended
                                                                               March 31,
                                                                   --------------------------------
                                                                        1999            1998

Basic common and common equivalent shares outstanding,
   beginning of period                                                7,510,283       7,510,283

Weighted average shares and equivalent shares outstanding:
   Issued in connection with the public offering
   Restricted stock                                                     248,384         250,586
Basic weighted average common and common equivalent                   ---------       ---------
   shares outstanding, end of period                                  7,758,667       7,760,869

Dilutive common stock options                                                            33,229
                                                                      ---------       ---------
Diluted weighted average common and common equivalent
    shares outstanding                                                7,758,667       7,794,098
                                                                      =========       =========

Net Income before cumulative effect of accounting change            $  (305,488)     $  618,697

Cumulative effect of accounting change                                                1,780,835
                                                                    -----------     -----------
Net Income                                                          $  (305,488)     $2,399,532
                                                                    ===========     ===========
BASIC EARNINGS PER SHARE:

  Net income before cumulative effect of accounting change              $(0.04)          $ 0.08

  Cumulative effect of accounting change                                      -            0.23
                                                                        -------         -------
  Basic earnings per share                                              $(0.04)          $ 0.31
                                                                        =======         =======
DILUTED  EARNINGS PER SHARE:

  Net income before cumulative effect of accounting change              $(0.04)          $ 0.08
  Cumulative effect of accounting change                                      -            0.23
                                                                        -------         -------
  Diluted earnings per share                                            $(0.04)          $ 0.31
                                                                        =======         =======
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